Exhibit 99.1

JLL Income Property Trust
Declares 52nd Consecutive Quarterly Dividend

Chicago (November 11, 2024) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ:ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investment assets, announced that on November 5, 2024, its Board of Directors declared a dividend for the fourth quarter of 2024 of $0.1575 per share. This will be the 52nd consecutive dividend paid to its stockholders.

The dividend is payable on or around December 27, 2024 to stockholders of record as of December 23, 2024. On an annualized basis, this gross dividend is equivalent to $0.63 per share and represents a yield of approximately 5.4% on a NAV per share of $11.58 as of September 30, 2024. All stockholders will receive $0.1575 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are proud that JLL Income Property Trust continues to be a reliable and growing source of current income for our stockholders, with this being our 52nd consecutive quarterly dividend payable to stockholders,” said JLL Income Property Trust President and CEO Allan Swaringen. “Over our 12-year history, we have increased the dividend nine times for an average annual increase of 4.1% – providing important inflation-hedging income to our stockholders.”

A third quarter 2024 dividend of $0.1575 per share, less applicable share class specific fees, was paid according to the table below on September 26, 2024 to stockholders of record as of September 23, 2024. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q3 Quarterly Gross Dividend per Share	$0.1575	$0.1575	$0.1575	$0.1575
Less: Dealer Manager Fee per Share	-	($0.00681)	($0.00799)	($0.02137)
Q3 Quarterly Net Dividend per Share	$0.1575	$0.15069	$0.14951	$0.13613
NAV per Share as of September 30, 2024	$11.58	$11.60	$11.58	$11.57
Annualized Net Dividend Yield Based on NAV as of September 30, 2024	5.4%	5.2%	5.2%	4.7%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world’s leading real estate investment managers. On a global basis, LaSalle manages US$84.8 billion of assets in private and public real estate equity and debt investments as of Q2 2024. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 228 2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com